Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

January 15, 2014

Trinity Place Holdings Inc.

One Syms Way

Secaucus, New Jersey 07094

Ladies and Gentlemen:

We have acted as counsel to Trinity Place Holdings Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed resale by the selling stockholders named in the Registration Statement of (i) up to 3,369,444 shares (the “Shares”) of the Registrant’s common stock, par value $0.01 per share, previously issued to Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund (“Third Avenue”) by the Registrant pursuant to the Stock Purchase Agreement, dated as of October 1, 2013, by and between the Registrant and Third Avenue (the “Purchase Agreement”) and (ii) up to an aggregate of 2,178,570 shares of the Registrant’s common stock, par value $0.01 per share, issuable to Matthew Messinger pursuant to restricted stock unit awards (the “RSU Shares”) made in connection with the Employment Agreement, dated as of October 1, 2013, by and between the Registrant and Matthew Messinger (the “Employment Agreement”).

We have reviewed copies of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Registrant, (iii) the By-laws of the Registrant, (iv) resolutions of the Board of Directors of the Registrant authorizing the issuance of the Shares and the RSU Shares and the execution and delivery by the Registrant of the Purchase Agreement and the Employment Agreement, (v) the Purchase Agreement and (vi) the Employment Agreement.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that (i) the Shares have been legally issued and are fully paid and non-assessable and (ii) the RSU Shares will, when issued in accordance with the Employment Agreement, be legally issued and fully paid and non-assessable.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP